                                                                    Exhibit 99.1


                     AEROPOSTALE REPORTS APRIL SALES RESULTS


New York, New York - May 4, 2005 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended April 30, 2005 increased 13.8% to $65.1 million, compared to $57.2 million for the four-week period ended May 1, 2004. The company's comparable store sales decreased 5.7% for the month, versus a comparable store sales increase of 19.3% in the year ago period.

For the first quarter of fiscal 2005, total net sales have increased 26.2% to $211.7 million, compared to $167.7 million in the year-ago period. Comparable store sales for the first quarter have increased 4.4%, compared to 18.9% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "We were disappointed with the retail environment during April. For our young teenage customer, the shift in Easter led to a greater than expected decrease in mall traffic. While our sales were below plan for the month, we are pleased to be able to deliver earnings in line with our previously issued guidance."

The company noted that it is comfortable with its previously issued guidance of $0.15 per share for the first quarter. This compares to earnings of $0.11 per share in the first quarter of last year.

To hear the Aeropostale prerecorded April sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #5637324.

About Aeropostale, Inc.

Aeropostale, Inc. is a fast growing, mall-based, specialty retailer of casual apparel and accessories, principally targeting 11 to 18 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores or at organized sales events at college campuses. Starting this summer, Aeropostale will also be selling its products on-line through its website (www.aeropostale.com).

The first Aeropostale store was opened in 1987. As of April 30, 2005, the company operated 597 stores in 47 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND

THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.